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             U.S. SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.

                            FORM 8-K/A

                         AMENDMENT NO. 1

                          CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          APRIL 5, 1996
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              Date of Report (Date of Earliest Event Reported)

                     MONUMENT RESOURCES, INC.
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            Exact Name of Registrant as Specified in its Charter

         COLORADO                     33-15528-D              84-1028449
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State or Other Jurisdiction         Commission File        IRS Employer Iden-
     Of Incorporation                   Number             tification Number

                       11 WILCOX STREET, P.O. BOX 1450
                         CASTLE ROCK, COLORADO 80104
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          Address of Principal Executive Offices, Including Zip Code

                               (303) 688-3993
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              Registrant's Telephone Number, Including Area Code

                                      N/A
         -----------------------------------------------------------
         Former Name or Former Address, if Changed Since Last Report
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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

     In the initial filing of this Current Report on Form 8-K dated April 5, 1996, Monument Resources, Inc. (the "Company") reported that it had acquired all of the outstanding stock of Crescent Oil & Gas Corporation ("Crescent") from Powerhouse Resources, Inc. ("Powerhouse") in exchange for 1,000 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"). The shares of Preferred Stock would have been convertible into a total of up to 4,600,000 shares of the Company's Common Stock upon the occurrence of certain events. The actual number would have ranged from 3,000,000 shares to 4,600,000 shares depending upon whether Powerhouse fulfills certain financial commitments and whether the Company decided to accept or reject an offshore oil and gas storage depot site in China. If all such shares of Common Stock were to be issued upon conversion, those shares would have represented approximately 50.1% of the Company's Common Stock then outstanding.

     The stock issuances were to be made pursuant to an Agreement and Plan of Reorganization ("Agreement") among the Company, Crescent and Powerhouse, the sole shareholder of Crescent. The terms of the Agreement were the result of negotiations between the managements of the Company and Powerhouse. The Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement due to the cost of obtaining such options or evaluations.

     Under the terms of the Agreement, the Company had agreed to file a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock issuable upon the conversion of the Preferred Stock to enable Powerhouse to sell such shares of Common Stock or make a pro rata distribution of such Common Stock to the shareholders of Powerhouse, which is a publicly held company.

     Pursuant to the terms of the Agreement, effective on April 5, 1996, the Company's Board of Directors was expanded to six (6) persons, and the following persons became Directors of the Company:

            A.G. Foust (1)
            Stewart A. Jackson (1)
            John J. Womack (1)
            Dennis C. Dowd(2)
            Hunter G. Swanson (2)

            (1)  Continuing Director of the Company.
            (2)  Designees of Powerhouse.

The sixth director was to have been selected by the five persons on the Board at a later date.

     On August 5, 1996 the Company, Powerhouse and Crescent entered into a supplement to the Agreement which substantially modified the original plan of the Company acquiring Crescent. Effective as of April 1, 1996, the Company will now acquire only the assets of Crescent known as (a) the Galvin Ranch property, Webb County, Texas; (b) the Levenworth, Kansas gas system pipeline, wells, buildings and equipment; and (c) the East Voss property in Knox County, Texas. The Company did not acquire the oil depot in China. In exchange for the acquired properties the Company will issue 3,000,000 shares of its Common Stock subject to the execution of documents necessary to assign the properties and clear liens and encumbrances against the properties. In addition, all of the 1,000 shares of the Company's convertible preferred stock originally issued to Powerhouse will be cancelled. In addition to the issuance of 3,000,000 shares, the Company will pay

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Powerhouse the sum of $225,000 in cash.  The 3,000,000 shares of Common Stock issued to Powerhouse represents approximately 39.5% of the shares now outstanding.

     On July 31, 1996 Mr. Hunter G. Swanson, a member of the Board of Directors resigned.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     As described in Item 1 of this Report, effective April 1, 1996, the Company has acquired certain properties of Crescent. Such properties include:
(1) the Galvin Ranch property in Webb County, Texas; (2) the Leavenworth, Kansas gas pipeline and related properties; and (3) the East Voss property located in Knox County, Texas.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. The financial statements required by Item 310(c) of Regulation S-B are not yet available and will be filed by amendment at the earliest practicable date.

     (b) PRO FORMA FINANCIAL INFORMATION. The pro forma financial information required by Item 310(d) of Regulation S-B is not yet available, and will be filed by amendment at the earliest practicable date.

     (c) EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION

   2 Agreement and Plan of Reorganization among Monument Resources, Inc., Crescent Oil & Gas Corporation, and Powerhouse Resources, Inc., and Addendum thereto*

   2.1    Supplement to Agreement dated August 5, 1996

   3 Articles of Amendment to Articles of Incorporation (Series A Convertible Preferred Stock)*
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* Previously filed.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 15, 1996              MONUMENT RESOURCES, INC.

                                    By: /s/ A.G. Foust
                                       A. G. Foust, President
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